FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	July 24, 2015

Johnson Controls reports record fiscal third quarter earnings from continuing operations;
Announces planned tax-free spin-off of its Automotive Experience business

MILWAUKEE, July 24, 2015 . . . . For the third quarter of fiscal 2015, Johnson Controls, Inc., a global multi-industrial company, reported net income from continuing operations of $503 million, or $0.76 per share, on $9.6 billion in revenues. Adjusted non-GAAP diluted earnings per share from continuing operations for the quarter were $0.91. As a result of the previously announced sale of its Global Workplace Solutions (GWS) business, the Company has reclassified GWS results to discontinued operations. Prior year financial statements have been revised accordingly.

Excluding transaction / integration costs and non-recurring items in the third quarter, continuing operations highlights include:

•	Net revenues of $9.6 billion versus $9.8 billion in Q3 2014. Excluding the impact of foreign exchange, sales increased 5 percent

•	Income from business segment continuing operations of $848 million compared with $745 million a year ago, up 14 percent (up 19 percent excluding foreign exchange)

•	Segment income margins increased 120 basis points vs. the 2014 third quarter

•	Diluted earnings per share of $0.91 versus $0.79 in the same quarter last year, up 15 percent

•	Reduced Euro headwind offset by higher diesel costs and certain currencies

Non-recurring items in third quarter earnings from continuing operations include:

Fiscal 2015 third quarter

•	A non-cash tax charge of $75 million related to the future repatriation of foreign cash associated with the Interiors joint venture transaction

•	Transaction / integration costs of $26 million ($23 million after-tax)

Fiscal 2014 third quarter

•	Pre-tax restructuring charges of $162 million primarily related to the Automotive Interiors business ($151 million after-tax)

•	Pre-tax losses from divested businesses and other transaction-related costs of $115 million ($149 million after-tax)

“Our Automotive and Power businesses delivered significant margin improvements, while Building Efficiency saw higher revenues, backlog and orders. The Building Efficiency backlog increase was the biggest quarterly year on year improvement since 2012,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “We continued to see growing demand across our global markets and are realizing the benefits from our Johnson Controls Operating System efforts.”

Business results (Excluding transaction / integration costs and non-recurring items)

Automotive Experience revenues from continuing operations in the fiscal third quarter of 2015 were $5.4 billion, down 6 percent compared to the 2014 quarter, as slightly higher global automotive production was more than offset by the impact of foreign currency. Excluding foreign currency, revenues increased 3 percent. Automotive industry production in the quarter increased 2 percent in North America and China and was level versus last year in Europe. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 10 percent to $1.9 billion, reflecting market share gains.

Automotive Experience segment income from continuing operations of $342 million was up 19 percent (25 percent excluding currency) compared to $288 million in the third quarter of 2014. The increase reflects profitability improvements in both the company’s Seating and Interiors businesses due to the higher volumes and the benefits of restructuring initiatives.

Building Efficiency sales in the fiscal third quarter of 2015 were $2.7 billion, 5 percent higher than the prior year due to incremental revenues from a 2014 acquisition and higher demand for systems and services in North America. Excluding foreign currency, revenues increased 10 percent.

Adjusted for currency, backlog was 5 percent higher than the prior year quarter, the largest quarterly year over year increase since third quarter fiscal 2012. Improvements were driven by North America, Asia and the Middle East, partially offset by lower backlog in Europe and Latin America. Adjusted for acquisitions and currency, third quarter orders were six percent higher versus last year driven by higher demand in existing institutional buildings markets in North America.

Building Efficiency segment income of $272 million was up 3 percent (6 percent excluding currency) compared with $265 million in the 2014 third quarter, due primarily to the higher volumes and incremental income from the acquisition.

Power Solutions sales in the fiscal third quarter of 2015 were $1.5 billion, down 2 percent versus the 2014 quarter. Excluding the impact of foreign exchange, sales increased 6 percent. Global unit shipments increased 6 percent, with global shipments of AGM batteries for start-stop vehicles increasing 47 percent compared with the prior year. Power Solutions segment income was $234 million, up 22 percent (28 percent excluding currency), versus $192 million in the third quarter of 2014 due to improved product mix, higher volumes and operational efficiencies.

For the fourth quarter of 2015, the company expects earnings from continuing operations of $1.00 - $1.03 per share, up approximately 5 percent versus the 2014 fourth quarter, excluding any transaction-related costs and non-recurring items. The company also reaffirmed its full fiscal year expectations for segment margin improvements in all three of its businesses.

Portfolio Update

Johnson Controls announced today that it plans to pursue a tax-free spin-off of its Automotive Experience business. Following the separation, which is expected to close in approximately 12 months, the Automotive Experience business will operate as an independent, publicly traded company.
Once the transaction is completed, Bruce McDonald, Johnson Controls vice chairman and executive vice president, will serve as the chairman and CEO of the new company. Beda Bolzenius will serve as president and chief operating officer.

The new automotive company will benefit from strong existing relationships with customers, well established positions in growth markets including China, and will generate strong cash flow. Automotive Experience reported $22 billion in revenue in 2014.
As part of the spin-off preparation, Johnson Controls is initiating a comprehensive cost savings program. Additional details of the transaction will be provided as the separation process develops.
“This is a great opportunity for our Automotive Experience business to further its position as the global leader in automotive seating and interiors,” said Alex Molinaroli, chairman and CEO of Johnson Controls. “At the same time, Johnson Controls will move forward with our multi-industrial strategies and make investments in our core growth platforms around buildings and energy storage.”
Johnson Controls noted that on July 2, 2015, it completed the transaction to form a joint venture related to its automotive interiors business. The Yanfeng Automotive Interiors joint venture is the largest automotive interiors company in the world with annual revenues of approximately $8.5 billion. Beginning in the fiscal 2015 fourth quarter, the company will no longer consolidate the majority of the Automotive Interiors business and will report its share of the profits from the new joint venture as equity income.
The company also said it continues to expect the sale of its GWS business to CBRE to close in the fiscal 2015 fourth quarter, subject to final regulatory approvals. Completion of the HVAC joint venture with Hitachi is now expected in the fiscal 2016 first quarter.
“We are making significant changes to our multi-industry portfolio to drive future growth and increased shareholder value. We see considerable opportunities for growth in our buildings and energy storage businesses, and expect increasing bottom-line benefits from the Johnson Controls Operating System as we leverage our scale and expertise across the businesses,” said Molinaroli. “Even in this time of change, however, our top priority remains operational excellence and consistent execution with a strong focus on our customers. We expect to complete fiscal 2015 with record results, providing strong momentum as we enter fiscal 2016.”

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FORWARD-LOOKING STATEMENTS

Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include potential impacts of the planned separation of the Automotive Experience business on business operations, assets or results, required regulatory approvals that are material conditions for proposed transactions to close, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2014. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2015, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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July 24, 2015 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2015	2014

Net sales	$9,608	$9,833
Cost of sales	7,902	8,253
Gross profit	1,706	1,580

Selling, general and administrative expenses	(975)	(943)
Loss on business divestitures	—	(95)
Restructuring and impairment costs	—	(162)
Net financing charges	(75)	(67)
Equity income	91	88

Income from continuing operations before income taxes	747	401

Income tax provision	215	154

Net income from continuing operations	532	247

Loss from discontinued operations, net of tax	(325)	(48)

Net income	207	199

Less: Income from continuing operations attributable to noncontrolling interests	29	17
Less: Income from discontinued operations attributable to noncontrolling interests	—	6

Net income attributable to JCI	$178	$176

Income from continuing operations	$503	$230
Loss from discontinued operations	(325)	(54)
Net income attributable to JCI	$178	$176

Diluted earnings per share from continuing operations	$0.76	$0.34
Diluted loss per share from discontinued operations	(0.49)	(0.08)
Diluted earnings per share	$0.27	$0.26

Diluted weighted average shares	661.4	672.3
Shares outstanding at period end	654.1	666.1

July 24, 2015 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2015	2014

Net sales	$28,430	$28,797
Cost of sales	23,542	24,239
Gross profit	4,888	4,558

Selling, general and administrative expenses	(2,955)	(2,901)
Loss on business divestitures	—	(86)
Restructuring and impairment costs	—	(162)
Net financing charges	(215)	(178)
Equity income	275	273

Income from continuing operations before income taxes	1,993	1,504

Income tax provision	465	358

Net income from continuing operations	1,528	1,146

Loss from discontinued operations, net of tax	(218)	(149)

Net income	1,310	997

Less: Income from continuing operations attributable to noncontrolling interests	92	73
Less: Income from discontinued operations attributable to noncontrolling interests	4	18

Net income attributable to JCI	$1,214	$906

Income from continuing operations	$1,436	$1,073
Loss from discontinued operations	(222)	(167)
Net income attributable to JCI	$1,214	$906

Diluted earnings per share from continuing operations	$2.16	$1.59
Diluted loss per share from discontinued operations	(0.33)	(0.25)
Diluted earnings per share	$1.83	$1.34

Diluted weighted average shares	663.6	675.4
Shares outstanding at period end	654.1	666.1

July 24, 2015 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	June 30, 2015	September 30, 2014	June 30, 2014
ASSETS
Cash and cash equivalents	$213	$409	$160
Accounts receivable - net	5,597	5,871	6,710
Inventories	2,489	2,477	2,591
Assets held for sale	2,090	2,157	1,575
Other current assets	2,553	2,193	2,411
Current assets	12,942	13,107	13,447

Property, plant and equipment - net	5,922	6,314	6,260
Goodwill	6,850	7,127	7,658
Other intangible assets - net	1,545	1,639	1,669
Investments in partially-owned affiliates	1,339	1,018	966
Noncurrent assets held for sale	710	630	628
Other noncurrent assets	2,660	2,969	2,446
Total assets	$31,968	$32,804	$33,074

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,801	$323	$1,071
Accounts payable and accrued expenses	5,760	6,394	6,701
Liabilities held for sale	1,610	1,801	994
Other current liabilities	2,962	3,176	3,377
Current liabilities	12,133	11,694	12,143

Long-term debt	5,734	6,357	6,416
Other noncurrent liabilities	3,041	2,997	2,236
Redeemable noncontrolling interests	220	194	184
Shareholders' equity attributable to JCI	10,655	11,311	11,815
Noncontrolling interests	185	251	280
Total liabilities and equity	$31,968	$32,804	$33,074

July 24, 2015 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended June 30,
	2015	2014
Operating Activities
Net income attributable to JCI	$178	$176
Income from continuing operations attributable to noncontrolling interests	29	17
Income from discontinued operations attributable to noncontrolling interests	—	6

Net income	207	199

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	218	240
Pension and postretirement benefit expense (income)	(1)	9
Pension and postretirement contributions	(25)	(12)
Equity in earnings of partially-owned affiliates, net of dividends received	(70)	49
Deferred income taxes	400	(7)
Non-cash restructuring and impairment costs	—	88
Loss on business divestitures	—	120
Other - net	27	23
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(167)	10
Inventories	(72)	(152)
Restructuring reserves	(37)	76
Accounts payable and accrued liabilities	267	191
Other assets and liabilities	(84)	(120)
Cash provided by operating activities	663	714

Investing Activities
Capital expenditures	(264)	(274)
Sale of property, plant and equipment	8	12
Acquisition of businesses, net of cash acquired	—	(1,589)
Business divestitures, net of cash divested	—	(54)
Other - net	8	1
Cash used by investing activities	(248)	(1,904)

Financing Activities
Increase (decrease) in short and long-term debt - net	(51)	1,240
Stock repurchases	(190)	—
Payment of cash dividends	(170)	(146)
Proceeds from the exercise of stock options	69	56
Other - net	(18)	(6)
Cash provided (used) by financing activities	(360)	1,144
Effect of exchange rate changes on cash and cash equivalents	(6)	24
Cash held for sale	—	(27)
Increase (decrease) in cash and cash equivalents	$49	$(49)

July 24, 2015 Page 10 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Nine Months Ended June 30,
	2015	2014
Operating Activities
Net income attributable to JCI	$1,214	$906
Income from continuing operations attributable to noncontrolling interests	92	73
Income from discontinued operations attributable to noncontrolling interests	4	18

Net income	1,310	997

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	647	731
Pension and postretirement benefit expense (income)	(16)	25
Pension and postretirement contributions	(77)	(59)
Equity in earnings of partially-owned affiliates, net of dividends received	(239)	(96)
Deferred income taxes	648	(60)
Non-cash restructuring and impairment costs	—	88
Loss (gain) on business divestitures	(200)	111
Fair value adjustment of equity investment	—	(19)
Other - net	72	57
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(56)	203
Inventories	(173)	(313)
Restructuring reserves	(182)	(48)
Accounts payable and accrued liabilities	(189)	(189)
Other assets and liabilities	(682)	(265)
Cash provided by operating activities	863	1,163

Investing Activities
Capital expenditures	(820)	(876)
Sale of property, plant and equipment	25	61
Acquisition of businesses, net of cash acquired	(22)	(1,717)
Business divestitures, net of cash divested	141	(41)
Other - net	(26)	16
Cash used by investing activities	(702)	(2,557)

Financing Activities
Increase in short and long-term debt - net	974	1,985
Stock repurchases	(1,000)	(1,199)
Payment of cash dividends	(487)	(422)
Proceeds from the exercise of stock options	231	173
Other - net	(71)	3
Cash provided (used) by financing activities	(353)	540
Effect of exchange rate changes on cash and cash equivalents	(24)	(15)
Cash held for sale	20	(26)
Decrease in cash and cash equivalents	$(196)	$(895)

July 24, 2015

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2015, the Company began reporting its Global Workplace Solutions (GWS) business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the GWS business segment income of $24 million for the fiscal 2014 third quarter and $89 million for fiscal 2014 year-to-date.

(in millions)	Three Months Ended June 30,					Nine Months Ended June 30,
	2015		2014 (Revised)%			2015		2014 (Revised)%

	(unaudited)					(unaudited)
Net Sales
Building Efficiency	$2,733		$2,597		5%	$7,607		$7,181		6%
Automotive Experience	5,402		5,730		-6%	15,918		16,774		-5%
Power Solutions	1,473		1,506		-2%	4,905		4,842		1%
Net Sales	$9,608		$9,833			$28,430		$28,797

Segment Income (1)
Building Efficiency	$260		$245		6%	$583		$497		17%
Automotive Experience	328		193		70%	812		615		32%
Power Solutions	234		192		22%	813		732		11%
Segment Income	$822	(2)	$630	(2)		$2,208	(3)	$1,844	(3)

Restructuring and impairment costs	—		(162)			—		(162)
Net financing charges	(75)		(67)			(215)		(178)
Income from continuing operations before income taxes	$747		$401			$1,993		$1,504

Net Sales
Products and systems	$8,872		$8,903		0%	$26,108		$26,066		0%
Services	736		930		-21%	2,322		2,731		-15%
	$9,608		$9,833			$28,430		$28,797

Cost of Sales
Products and systems	$7,380		$7,623		-3%	$21,951		$22,406		-2%
Services	522		630		-17%	1,591		1,833		-13%
	$7,902		$8,253			$23,542		$24,239

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The third quarter reported segment income numbers include transaction/integration costs and other non-recurring/unusual items. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI
	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)

Segment income, as reported	$260	$245	$328	$193	$234	$192	$822	$630

Non-recurring/unusual items:
Transaction/integration costs	12	20	14	—	—	—	26	20
Loss on business divestiture	—	—	—	95	—	—	—	95

Segment income, excluding non-recurring/unusual items	$272	$265	$342	$288	$234	$192	$848	$745

(3) The year-to-date reported segment income numbers include transaction/integration costs and other non-recurring/unusual items. The pre-tax impacts are reported as follows:

	Building Efficiency		Automotive Experience		Power Solutions		Consolidated JCI
	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)	2015	2014 (Revised)

Segment income, as reported	$583	$497	$812	$615	$813	$732	$2,208	$1,844

Non-recurring/unusual items:
Transaction/integration costs	26	20	31	—	—	—	57	20
Loss on business divestiture	—	—	—	95	—	—	—	95

Segment income, excluding non-recurring/unusual items	$609	$517	$843	$710	$813	$732	$2,265	$1,959

July 24, 2015

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items and transaction/integration costs, for the respective quarters and year-to-date periods is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$0.27	$0.26	$0.76	$0.34

Non-recurring/unusual items, net of tax:
Transaction/integration costs	0.06	0.02	0.03	0.02
Loss on business divestitures	—	0.34	—	0.20
Restructuring and impairment costs	—	0.22	—	0.22
Foreign earnings repatriation provision	0.62	—	0.11	—

Earnings per share, excluding non-recurring/unusual items*	$0.95	$0.85	$0.91	$0.79

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Nine Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)

Earnings per share, as reported	$1.83	$1.34	$2.16	$1.59

Non-recurring/unusual items, net of tax:
Transaction/integration costs	0.12	0.02	0.08	0.02
(Gain) loss on business divestitures	(0.19)	0.34	—	0.20
Restructuring and impairment costs	—	0.22	—	0.22
Foreign earnings repatriation provision and other tax items	0.74	0.27	0.14	—

Earnings per share, excluding non-recurring/unusual items*	$2.51	$2.20	$2.38	$2.03

* May not sum due to rounding.

3. Income Taxes

The Company's total effective tax rate before consideration of non-cash tax charges, restructuring and impairment costs, and other non-recurring items for the third quarter of fiscal 2015 and fiscal 2014 is approximately 19 percent. The fiscal 2015 third quarter includes a non-cash tax charge of $335 million ($0.51) related to the future repatriation of foreign cash associated with the GWS divestiture and a $75 million ($0.11) non-cash tax charge related to the future repatriation of foreign cash associated with the Interiors joint venture transaction.
4. Share Repurchase Program

In November 2013, the Company's Board of Directors authorized a $3 billion increase in the share repurchase program bringing the total authorized amount under the repurchase program to $3.65 billion. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice. During fiscal 2015, the Company has repurchased approximately $1.0 billion of its shares.

5. Divestitures

As disclosed in the second quarter of fiscal 2015, the Company has signed a definitive agreement to sell its GWS business to CBRE Group, Inc. for $1.475 billion. The GWS business met the criteria to be classified as a discontinued operation and the condensed consolidated statements of income have been revised for all periods presented. The GWS business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statements of financial position as of June 30, 2015 and September 30, 2014.

On June 10, 2015, the Company announced its intention to explore strategic options for the separation of its automotive business.

Only July 2, 2015, the Company completed its global automotive interiors joint venture with Yanfeng Automotive Trim Systems. The Company holds a 30 percent equity interest in the joint venture. As disclosed in the third quarter of fiscal 2014, the majority of the Automotive Interiors business met the reporting requirements for held for sale classification and is reported as such in the accompanying condensed consolidated statements of financial position as of June 30, 2015, September 30, 2014 and June 30, 2014.

6. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2015	2014 (Revised)	2015	2014 (Revised)

	(unaudited)		(unaudited)
Income Available to Common Shareholders

Income from continuing operations	$503	$230	$1,436	$1,073
Loss from discontinued operations	(325)	(54)	(222)	(167)
Basic and diluted income available to common shareholders	$178	$176	$1,214	$906

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	654.9	664.4	656.9	667.5
Effect of dilutive securities:
Stock options and unvested restricted stock	6.5	7.9	6.7	7.9
Diluted weighted average shares outstanding	661.4	672.3	663.6	675.4